Exhibit 23.1

CONSENT OF TETRA TECH

We hereby consent to the incorporation by reference of any mineralized material and other analyses performed by us in our capacity as an independent consultant to Golden Minerals Company (the “Company”), which are set forth in the Company’s Quarterly Report on Form 10-Q for the three month period ended March 31, 2015, in the Company’s Registration Statements on Form S-3 (Nos. 333-167026, 333-172363, 333-177117, 333-179993, 333-189693, 333-199026 and 333-200555) and Form S-8 (Nos. 333-159096, 333-165933, 333-170891, 333-176671, 333-176915, 333-190542 and 333-200557), and any amendment, prospectuses or supplements thereto, and in any amendment to any of the foregoing.

Date: May 6, 2015

/s/ Vicki J. Scharnhorst
Signature of Qualified Person

Vicki J. Scharnhorst, P.E., LEED AP
Name of Qualified Person